Exhibit 10.77

CORNING INCORPORATED

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(as amended and restated on January 1, 2018)

Section 1.    Purpose and Effective Date

The purpose of this Plan is to provide the non-employee members of the Board of Directors (the “Board”) of Corning Incorporated (the “Company”) with an opportunity to defer payment of all or a portion of their Cash Compensation and Annual Equity RSUs (in addition to any vesting requirements set forth in the Annual Equity RSU Grant Agreement) and to establish the terms for allocations from a participant’s Deferred Compensation Account.

Section 2.    Eligibility

Any member of the Board (a “Director”) who is not an officer or employee of the Company or a subsidiary of the Company is eligible to participate in the Plan.

Section 3.    Amount of Deferral

Subject to the terms of this Plan, a participant may elect to defer receipt of all or a portion of such participant’s Cash Compensation and Annual Equity RSUs for any Plan Year.

Section 4.    Election to Defer Cash Compensation and Annual Equity RSUs

(a)    Normal Time of Election of Deferral. Elections to defer Cash Compensation and Annual Equity RSUs for a Plan Year shall be made no later than the date specified by the Plan Administrator and shall be effective for Cash Compensation and Annual Equity RSUs earned in the following calendar year.

(b)    Initial Service as a Director.  Notwithstanding the foregoing, an initial election to defer Cash Compensation and Annual Equity RSUs may be made by a Director nominee (who is not at the time of nomination a sitting Director) prior to or within 30 days following the date the nominee commences service as a Director and such election shall be effective for Cash Compensation and Annual Equity RSUs earned following the later of the date the nominee commences services as a Director and the date the election form is provided to the Secretary of the Company.

(c)    Manner of Electing Deferral. Unless otherwise determined by the Plan Administrator, a participant may elect to defer receipt of all or a specified portion of such participant’s Cash Compensation and Annual Equity RSUs within the time periods prescribed under this Section 4 by giving written notice to the Secretary of the Company on an election form provided by the Company, which notice shall specify (to the extent applicable) the amount of Cash Compensation and Annual Equity RSUs to be deferred, the accounts to which such amounts are to be allocated,  the percentage of such amounts to be allocated to each account, the period of deferral, and the form of payment, including the number of installments.

(d)    Duration and Effect of Election. An election to defer Cash Compensation and Annual Equity RSUs may apply to more than one Plan Year, shall become effective and binding on the participant once the Plan Year to which the election applies has commenced and, except as provided by this paragraph, once made, is irrevocable and may not be changed. An election to defer Cash Compensation and Annual Equity RSUs for a Plan Year may be cancelled upon demonstration of an “unforeseeable emergency” (within the meaning of Section 409A) and with the concurrence of the Plan Administrator. Any election to defer Cash Compensation and Annual Equity RSUs covering more than one Plan Year may be revoked or modified with respect to Plan Years not yet begun

© 2020 Corning Incorporated. All Rights Reserved.

by notifying the Secretary of the Company in writing at least fifteen (15) days prior to the commencement of such Plan Year.

(e)    Cash Dividends Related to Annual Equity RSUs.  Notwithstanding any provision of the Plan to the contrary, an election with respect to Cash Dividends on Annual Equity RSUs shall be effective for all Cash Dividends paid with respect to such Annual Equity RSUs and will not be modified by elections affecting the treatment of Cash Dividends made on any future or past grant of Annual Equity RSUs.

Section 5.    Allocation of Deferred Cash Compensation and Cash Dividends

A  Director may allocate deferred Cash Compensation as provided below. Deferred Cash Dividends will automatically be allocated into the Deferred Cash Account as provided below.

(a)    Deferred Cash Account.  All or a portion of deferred Cash Compensation may be allocated by a participant into a Deferred Cash Account. All deferred Cash Dividends will be allocated into a participant’s Deferred Cash Account.

(i)    Credit of Cash Amounts.  Any amount of Cash Compensation allocated into the Deferred Cash Account shall be credited to the participant’s Deferred Cash Account on the date such Cash Compensation would otherwise have been paid to the participant absent a deferral and shall be credited with interest, to be compounded quarterly, calculated prospectively at a rate equal to the prime rate of Citibank, N.A. (or its successor) in effect on the date such Cash Compensation would have been paid to the participant absent a deferral in accordance with the Company’s normal practice.

(ii)    Credit of Cash Dividends.  On each date that the Company pays an ordinary cash dividend on shares of its outstanding Common Stock, deferred Cash Dividends shall be credited to the participant’s Deferred Cash Account on the date such Cash Dividends would otherwise have been paid to the participant and shall be credited with interest, to be compounded quarterly, calculated prospectively at a rate equal to the prime rate of Citibank, N.A. (or its successor) in effect on the date the Cash Dividends would have otherwise been paid to the participant in accordance with the Company’s normal practice.

(b)    Deferred RSU Account.  All or a portion of deferred Cash Compensation may be allocated by a participant into a Deferred RSU Account in the form of RSUs on the date such Cash Compensation would otherwise have been paid to the participant absent a deferral. On such date, the Company shall credit to the Deferred RSU Account a number of RSUs equal to the applicable amount of deferred Cash Compensation, divided by the Market Value on such date (or on the trading day preceding such date if such date is not a trading day), which number shall be rounded to the nearest whole number of RSUs. No fractional RSUs will be credited to a participant’s Deferred RSU Account.

(i)    Payment of Subsequent Dividend Equivalents. On each date that the Company pays an ordinary cash dividend on shares of its outstanding Common Stock, Cash Dividends related to RSUs in the participant’s Deferred RSU Account shall be credited in cash to the participant’s Deferred Cash Account as provided in Section 5(a)(ii).

Section 6.    Allocation of Annual Equity RSUs.

(a)    Treatment of Annual Equity RSUs. A participant’s Annual Equity RSUs are automatically credited to the participant’s Annual Equity RSU Account on the date such Annual Equity RSUs are granted to the participant. Such Annual Equity RSUs shall be subject to vesting or other forfeiture restrictions as set forth in the Annual Equity RSU Grant Agreement and the Equity Plan.  The participant’s Annual Equity RSU Account shall be debited for any Annual Equity RSUs that are forfeited. Unless otherwise determined by the Plan Administrator, a participant may elect to defer payment from the participant’s Annual Equity RSU Account as provided herein.

(b)    Treatment of Cash Dividends on Annual Equity RSUs.  A participant may elect to defer payment of all of a participant’s Cash Dividends on Annual Equity RSUs. All deferred Cash Dividends on Annual Equity RSUs will be allocated into the Deferred Cash Account. On each date that the Company pays an ordinary cash dividend on shares of its outstanding Common Stock, deferred Cash Dividends related to Annual Equity RSUs shall be credited in cash to the participant’s Deferred Cash Account as provided in Section 5(a)(ii). All Cash Dividends that are not deferred will be paid as provided in the participant’s Annual Equity RSU Grant Agreement.

Section 7.    Adjustments

The type and number of securities underlying the RSUs in a participant’s Annual Equity RSU Account or Deferred RSU Account shall be proportionally adjusted, as determined by the Plan Administrator, for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company, or any distribution or spin-off of assets (other than cash) to the stockholders of the Company, which adjusted number shall be rounded to the nearest whole number of RSUs.

Section 8.    Period of Deferral

(a)    Deferred Cash Account and Deferred RSU Account.

(i)    A participant may elect to receive payment from the participant’s Deferred Cash Account (other than amounts related to Cash Dividends) and Deferred RSU Account upon (i) a specified year or a specific date or dates in the future, provided that, if a specific year is elected, payment will be made or will commence on the first business day after the beginning of the year specified or (ii) the participant’s Separation from Service, in which case, payment will be made or will commence on the first business day of the seventh month after such Separation from Service.

(ii)    Cash Dividends in a participant’s Deferred Cash Account shall be paid to the participant when the related shares of Common Stock are paid (or deemed paid if paid in cash) from the participant’s Deferred RSU Account or Annual Equity RSU Account, as applicable.

(b)    Annual Equity RSU Account.  Annual Equity RSUs in a participant’s Annual Equity RSU Account (other than amounts related to Cash Dividends that are not deferred) will be paid upon the participant’s Separation from Service, in which case, payment will be made or will commence on the first business day of the seventh month after such Separation from Service.  Cash Dividends that are not deferred, will be paid as provided in the participant’s Annual Equity RSU Grant Award Agreement.

Notwithstanding anything in the Plan to the contrary, if on the date of the participant’s Separation from Service, the participant is a “specified employee” within the meaning of Section 409A, the payment will occur on the later to occur of (a) the scheduled payment date and (b) the first day of the seventh month following the date of the participant’s Separation from Service or, if earlier, the date of the participant’s death.

Section 9.    Form of Payment

A participant may elect to receive payment from the participant’s Deferred Compensation Account (other than amounts related to Cash Dividends) in (a) a lump sum or (b) a number of annual installments as specified in the participant’s election form.  All amounts in a participant’s Deferred Cash Account shall be paid in cash and, unless otherwise determined by the Plan Administrator, all amounts in a participant’s Deferred RSU Account and Annual Equity RSU Account shall be paid in shares of Common Stock (with one share issued for each RSU).  Any amounts paid in shares of Common Stock shall be paid from the Equity Plan. Cash Dividends in a participant’s Deferred Cash Account shall be paid to the participant when the related shares of Common Stock are paid (or deemed paid if paid in cash) from the participant’s Deferred RSU Account or Annual Equity RSU Account, as applicable.

Section 10.    Death or Disability Prior to Receipt

If a participant dies or becomes “disabled” (within the meaning of Section 409A) prior to receipt of the amounts payable to the participant pursuant to the Plan, any amounts remaining in such participant’s Deferred Compensation Account shall be paid to the participant (or the participant’s estate or personal representative, as applicable) in a lump sum within sixty (60) days following the date of the participant’s death or disability.

Section 11.    Participant's Rights Unsecured

Nothing in this Plan shall require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No participant shall have any rights to or interest in any specific assets or shares of Common Stock by reason of the Plan, and any participant’s rights to enforce payment of the obligations of the Company hereunder shall be those of a general creditor of the Company.

Section 12.    Statement of Accounts

Statements will be sent to each participant no later than April 1st of each year as to the value of the participant’s Deferred Compensation Account as of the end of the preceding December.

Section 13.    Assignability

No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or by the laws of descent and distribution. A participant may not sell, assign, transfer, pledge or otherwise encumber any interest in the participant’s Deferred Compensation Account and any attempt to do so shall be void against, and shall not be recognized by, the Company.

Section 14.    Administration

The Plan shall be administered by the Plan Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan and interpret, construe and implement the provisions of the Plan.

Section 15.    Construction

The Plan is intended to comply with Section 409A and any regulations and guidance thereunder and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. The laws of the State of New York shall govern all questions of law arising with respect to the Plan, without regard to the choice of law principles of any jurisdiction that would result in the application of the laws of another jurisdiction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

Section 16.    Amendment

The Plan may at any time or from time to time be amended, modified or terminated by the Company. No amendment, modification or termination shall, without the consent of the participant, adversely affect accruals in such participant’s Deferred Compensation Account, except that the Plan Administrator may terminate the Plan and distribute the Deferred Compensation Account to participants in accordance with and subject to the rules of Treas. Reg. Section 1.409A-3(j)(4)(ix), or successor provisions, and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution.  Notwithstanding anything in this Plan to the contrary, no changes made to the Plan as of the date of its amendment and restatement in 2018 shall apply to amounts already deferred in a participant’s Deferred Compensation Account or scheduled to be deferred pursuant to elections made by a participant on or prior to December 31, 2017 or amounts in a participant’s Annual Equity RSU Account.

Section 17.    Definitions

(a)    “Annual Equity RSU Account” means an account maintained for each Director for the Director’s Annual Equity RSUs.

(b)    “Annual Equity RSU Grant Agreement” means the grant agreement between the Company and a Director which sets forth the terms and conditions of the participant’s Annual Equity RSUs.

(c)    “Annual Equity RSUs” means the annual RSUs granted to a Director for serving as a member of the Board, plus any Cash Dividends related to such RSUs.

(d)    “Cash Compensation” means any compensation payable to a Director in cash for serving as a member of the Board, but excluding Cash Dividends and any expense reimbursements.

(e)    “Cash Dividends” means the ordinary cash dividends and dividend equivalents paid by the Company with respect to the Common Stock related to RSUs in the Deferred RSU Account and Common Stock related to Annual Equity RSUs in the Annual Equity RSU Account.

(f)    “Common Stock” means the common stock of the Company.

(g)    “Deferred Cash Account” means an account maintained for each Director to hold deferred Cash Compensation pursuant to a deferral election made pursuant to Section 5(a) and deferred Cash Dividends.

(h)    “Deferred Compensation Account” means, collectively, a Director’s Deferred Cash Account, Deferred RSU Account and Annual Equity RSU Account.

(i)    “Deferred RSU Account” means an account maintained for each Director who makes a deferral election pursuant to Section 5(b).

(j)    “Equity Plan” means the Company’s 2010 Equity Plan for Non-Employee Directors (as it may be amended from time to time) or any successor plan.

(k)    “Market Value” means the closing price of a share of Common Stock on the New York Stock Exchange.

(l)    “Plan” means this Corning Incorporated Deferred Compensation Plan for Non-Employee Directors.

(m)    “Plan Administrator” means the Corporate Secretary and Senior Vice President, Compensation and Benefits or her/his successor.

(n)    “Plan Year” means a calendar year.

(o)    “RSU” means a stock-settled restricted stock unit granted under the Equity Plan.

(p)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(q)    “Separation from Service” means a “separation from service” within the meaning of Section 409A.

© 2020 Corning Incorporated. All Rights Reserved.

By and on Behalf of

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon

Title:	Senior Vice President, Global Compensation and Benefits

© 2020 Corning Incorporated. All Rights Reserved.